Exhibit 99.1

FS Bancorp, Inc. Reports 2021 Results Including $37.4 Million of Net Income or $4.32 Per Diluted Share and a 33.3% Dividend Increase to $0.20 Per Share for the Thirty-Sixth Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – January 27, 2022 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2021 total net income of $37.4 million, or $4.32 per diluted share, compared to $39.3 million, or $4.49 per diluted share last year.  Fourth quarter net income was $8.6 million, or $1.01 per diluted share, compared to $11.4 million, or $1.30 per diluted share in the comparable quarter one year ago.  All share and per share data in this earnings release has been adjusted to reflect the two-for-one stock split, in the form of a 100% stock dividend, effective July 14, 2021.

“Fourth quarter results reflect strong loan growth funded by core deposits and continued diversified revenues supporting margins,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our thirty-sixth consecutive quarterly cash dividend which is being increased to $0.20 from $0.15 per share. The quarterly dividend of $0.20 will be paid on February 24, 2022, to shareholders of record as of February 10, 2022.”

CFO Matthew Mullet noted, “Improved credit performance and economic factors during 2021, as compared to 2020, supported a fourth quarter reversal for loan losses of $1.0 million.”

2021 Fourth Quarter and Year End Highlights

●	Net income was $8.6 million for the fourth quarter of 2021, compared to $8.3 million in the previous quarter, and $11.4 million for the comparable quarter one year ago;
●	Net interest income was unchanged at $22.7 million compared to the previous quarter, and improved from $19.9 million in the comparable quarter one year ago;
●	Total loans receivable, net increased $50.5 million, or 3.0%, to $1.73 billion at December 31, 2021, compared to $1.68 billion at September 30, 2021, and increased $183.6 million, or 11.9% from $1.54 billion at December 31, 2020;
●	Noninterest-bearing checking increased $20.0 million, or 4.7%, to $443.1 million at December 31, 2021, compared to $423.1 million at September 30, 2021, and increased $94.7 million, or 27.2% from $348.4 million at December 31, 2020;
●	Net interest margin (“NIM”) improved to 4.20% for the three months ended December 31, 2021, compared to 3.99% for the three months ended December 31, 2020, and improved to 4.13% for the year ended December 31, 2021, compared to 4.02% for the year ended December 31, 2020;
●	Repurchased 38,158 shares of our common stock during the fourth quarter;
●	At December 31, 2021, loans receivable, net included 107 Paycheck Protection Program (“PPP”) loans with a total outstanding balance of $24.2 million and $447,000 of unrecognized deferred fees; and
●	At December 31, 2021, the Community Bank Leverage Ratio (“CBLR”) was 12.2% for the Bank and the Tier 1 leverage-based ratio was 10.8% for the Company.

Asset Summary

Total assets increased $57.7 million to $2.29 billion at December 31, 2021, compared to $2.23 billion at September 30, 2021, and increased $173.2 million, or 8.2%, from $2.11 billion at December 31, 2020.  The quarter over linked quarter increase in total assets was primarily due to increases in loans receivable, net of $50.5 million,

FS Bancorp Q4 Earnings
January 27, 2022

loans held for sale (“HFS”) of $7.7 million, securities available-for-sale of $2.6 million and other assets of $1.1 million, partially offset by decreases in total cash and cash equivalents of $1.8 million and certificates of deposit (“CDs”) at other financial institutions of $1.2 million.  The year over year increase was primarily due to increases in loans receivable, net of $183.6 million, securities available-for-sale of $93.3 million, servicing rights of $4.4 million, and other assets of $2.5 million, partially offset by decreases in total cash and cash equivalents of $65.1 million, loans HFS of $40.6 million, Federal Home Loan Bank (“FHLB”) stock of $2.7 million, and CDs at other financial institutions of $1.7 million.

LOAN PORTFOLIO
(Dollars in thousands)	December 31, 2021		September 30, 2021		December 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$265,038	15.1%	$217,911	12.7%	$222,719	14.1%
Construction and development	242,433	13.8	250,099	14.6	216,975	13.8
Home equity	40,558	2.3	42,095	2.5	43,093	2.7
One-to-four-family (excludes HFS)	366,388	20.8	365,326	21.4	311,093	19.8
Multi-family	178,694	10.1	165,240	9.7	131,601	8.4
Total real estate loans	1,093,111	62.1	1,040,671	60.9	925,481	58.8

CONSUMER LOANS
Indirect home improvement	340,285	19.3	325,630	19.0	286,020	18.2
Marine	80,627	4.6	83,827	4.9	85,740	5.4
Other consumer	2,900	0.2	3,188	0.2	3,418	0.2
Total consumer loans	423,812	24.1	412,645	24.1	375,178	23.8

COMMERCIAL BUSINESS LOANS
Commercial and industrial (includes PPP loans)	208,764	11.9	207,064	12.1	224,476	14.3
Warehouse lending	33,339	1.9	49,289	2.9	49,092	3.1
Total commercial business loans	242,103	13.8	256,353	15.0	273,568	17.4
Total loans receivable, gross	1,759,026	100.0%	1,709,669	100.0%	1,574,227	100.0%

Allowance for loan losses	(25,635)		(26,925)		(26,172)
Deferred costs and fees, net	(5,061)		(4,978)		(4,017)
Premiums on purchased loans, net	210		277		943
Total loans receivable, net	$1,728,540		$1,678,043		$1,544,981

Loans receivable, net increased $50.5 million to $1.73 billion at December 31, 2021, from $1.68 billion at September 30, 2021, and increased $183.6 million from $1.54 billion at December 31, 2020. The quarter over linked quarter increase in total real estate loans was $52.4 million, including increases in commercial real estate loans of $47.1 million, multi-family loans of $13.5 million, and one-to-four-family loans of $1.1 million, partially offset by decreases in construction and development loans of $7.7 million and home equity loans of $1.5 million. Consumer loans increased $11.2 million, primarily due to an increase of $14.7 million in indirect home improvement loans, partially offset by a decrease in marine loans of $3.2 million. Commercial business loans decreased $14.3 million, mainly driven by a decrease in warehouse lending of $16.0 million, reflecting the recent increase in residential mortgage interest rates and reduced refinance activity.

FS Bancorp Q4 Earnings
January 27, 2022

Originations of one-to-four-family loans to purchase and to refinance a home for the three months ended December 31, 2021 and September 30, 2021, and for the three months ended and years ended December 31, 2021 and 2020 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Quarter	Quarter
	December 31, 2021		September 30, 2021		over Quarter	over Quarter
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$182,851	53.9%	$243,721	64.0%	$(60,870)	(25.0)
Refinance	156,322	46.1	136,803	36.0	19,519	14.3
Total	$339,173	100.0%	$380,524	100.0%	$(41,351)	(10.9)

	For the Three Months Ended		For the Three Months Ended		Year	Year
	December 31, 2021		December 31, 2020		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$182,851	53.9%	$230,135	44.3%	$(47,284)	(20.5)
Refinance	156,322	46.1	289,074	55.7	(132,752)	(45.9)
Total	$339,173	100.0%	$519,209	100.0%	$(180,036)	(34.7)

	For the Year Ended		For the Year Ended		Year	Year
	December 31, 2021		December 31, 2020		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$869,108	55.9%	$731,820	39.1%	$137,288	18.8
Refinance	685,727	44.1	1,141,277	60.9	(455,550)	(39.9)
Total	$1,554,835	100.0%	$1,873,097	100.0%	$(318,262)	(17.0)

During the quarter ended December 31, 2021, the Company sold $305.8 million of one-to-four-family loans compared to sales of $319.9 million during the previous quarter, and sales of $522.9 million during the same quarter one year ago. During the year ended December 31, 2021, the Company sold $1.42 billion of one-to-four-family loans compared to sales of $1.64 billion during the same period last year. The reduction in purchase activity compared to the prior quarter reflects limited available inventory of homes for sale and seasonal changes in housing demand in the Pacific Northwest.

Gross margins on home loan sales increased to 3.66% during the quarter ended December 31, 2021, compared to 3.61% in the previous quarter and decreased from 4.76% in the same quarter one year ago. During the year ended December 31, 2021, gross margins on home loan sales decreased to 3.97%, compared to 4.25% in 2020. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

FS Bancorp Q4 Earnings
January 27, 2022

Liabilities and Equity Summary

Changes in deposits at the dates indicated are as follows:

(Dollars in thousands)
	December 31, 2021		September 30, 2021
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$443,133	23.1%	$423,091	22.7%	$20,042	4.7
Interest-bearing checking	349,251	18.2	308,142	16.5	41,109	13.3
Escrow accounts related to mortgages serviced	16,389	0.9	23,515	1.3	(7,126)	(30.3)
Subtotal	808,773	42.2	754,748	40.5	54,025	7.2
Savings	193,922	10.1	191,487	10.3	2,435	1.3
Money market	552,357	28.8	497,571	26.7	54,786	11.0
Subtotal	746,279	38.9	689,058	37.0	57,221	8.3
Certificates of deposit less than $100,000	186,974	9.8	231,453	12.4	(44,479)	(19.2)
Certificates of deposit of $100,000 through $250,000	116,206	6.1	126,095	6.8	(9,889)	(7.8)
Certificates of deposit of $250,000 and over	57,512	3.0	62,296	3.3	(4,784)	(7.7)
Subtotal	360,692	18.9	419,844	22.5	(59,152)	(14.1)
Total	$1,915,744	100.0%	$1,863,650	100.0%	$52,094	2.8

(Dollars in thousands)
	December 31, 2021		December 31, 2020
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$443,133	23.1%	$348,421	20.8%	$94,712	27.2
Interest-bearing checking	349,251	18.2	226,282	13.5	122,969	54.3
Escrow accounts related to mortgages serviced	16,389	0.9	14,432	0.9	1,957	13.6
Subtotal	808,773	42.2	589,135	35.2	219,638	37.3
Savings	193,922	10.1	152,842	9.1	41,080	26.9
Money market	552,357	28.8	429,548	25.7	122,809	28.6
Subtotal	746,279	38.9	582,390	34.8	163,889	28.1
Certificates of deposit less than $100,000	186,974	9.8	299,157	17.9	(112,183)	(37.5)
Certificates of deposit of $100,000 through $250,000	116,206	6.1	135,901	8.1	(19,695)	(14.5)
Certificates of deposit of $250,000 and over	57,512	3.0	67,488	4.0	(9,976)	(14.8)
Subtotal	360,692	18.9	502,546	30.0	(141,854)	(28.2)
Total	$1,915,744	100.0%	$1,674,071	100.0%	$241,673	14.4

The increase in deposits from December 31, 2020 was primarily driven by organic growth in customer relationships and reduced withdrawals from deposit accounts due to a change in spending habits as a result of COVID-19.

At December 31, 2021, non-retail CDs, which include brokered CDs, online CDs, and public funds CDs, decreased $38.5 million to $114.2 million, compared to $152.6 million at September 30, 2021, due to a decrease of $38.0 million in brokered CDs. The year over year decrease in non-retail CDs of $82.4 million from $196.6 million at December 31, 2020, was primarily the result of an $88.9 million decrease in brokered CDs, offset by an increase of $6.4 million in online CDs. The reduction in non-retail CDs is directly tied to the Company replacing these non-retail CDs with brokered interest-bearing checking deposits of $90.0 million. The bulk of the wholesale funding activity has been tied to liability interest rate swap arrangements of $90.0 million that are funded with 90-day liabilities.

At December 31, 2021, borrowings comprised of FHLB advances, were unchanged from $42.5 million at September 30, 2021, and decreased $123.3 million, or 74.4% from $165.8 million at December 31, 2020. The

FS Bancorp Q4 Earnings
January 27, 2022

decrease in borrowings from the prior year is primarily due to the repayments of the following: $63.3 million of Paycheck Protection Program Liquidity Facility (“PPPLF”) borrowings, due in part to the Small Business Administration’s (“SBA”) forgiveness of the underlying PPP loans and $60.0 million of FHLB advances utilizing funds primarily from deposit growth.

For the year ended December 31, 2021, the Company repaid $10.0 million in subordinated notes at 6.5% and issued $50.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes in a private placement transaction announced on February 10, 2021, at an initial fixed rate of 3.75%.

Total stockholders’ equity increased $7.1 million, to $247.5 million at December 31, 2021, from $240.5 million at September 30, 2021, and increased $17.5 million, from $230.0 million at December 31, 2020. The increase in stockholders’ equity during the current quarter was primarily due to net income of $8.6 million, partially offset by share repurchases totaling $1.3 million and dividends paid of $1.2 million. The Company repurchased 38,158 shares of its common stock at an average price of $34.01 per share. Book value per common share was $30.75 at December 31, 2021, compared to $29.78 at September 30, 2021, and $27.67 at December 31, 2020.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation at December 31, 2021, with a CBLR of 12.2%, compared to the normally required CBLR of greater than 9.0% and the regulatory approved reduced CBLR of 8.5% due to the COVID-19 pandemic. The Company’s Tier 1 leverage-based ratio was 10.8% at December 31, 2021.

Credit Quality

The allowance for loan and lease losses at December 31, 2021, decreased to $25.6 million, or 1.46% of gross loans receivable, excluding loans HFS, compared to $26.9 million, or 1.57% of gross loans receivable, excluding loans HFS at September 30, 2021, and decreased from $26.2 million, or 1.66% of gross loans receivable, excluding loans HFS, at December 31, 2020. Nonperforming loans decreased $113,000 to $5.8 million at December 31, 2021, from $5.9 million at September 30, 2021, and decreased $1.9 million from $7.8 million at December 31, 2020. The year over year decrease was primarily due to the payoff of a nonperforming commercial business loan of $1.2 million and a nonperforming home equity loan of $307,000.

Loans classified as substandard increased $567,000 to $18.1 million at December 31, 2021, compared to $17.5 million at September 30, 2021, and increased $441,000 from $17.6 million at December 31, 2020. The quarter over linked quarter increase in substandard loans was attributable to a $628,000 increase in commercial and industrial loans and a $143,000 increase in one-to-four-family loans, partially offset by a $129,000 decrease in home equity loans. The year over year increase in substandard loans was primarily due to increases of $5.7 million in commercial and industrial loans, partially offset by a $4.7 million decrease in one-to-four-family loans. There was no other real estate owned (“OREO”) property at December 31, 2021 or September 30, 2021, compared to one OREO property in the amount of $90,000 at December 31, 2020.

As of December 31, 2021, the amount of loans remaining under interest-only payment/relief agreements due to COVID-19 included commercial real estate loans of $6.9 million and commercial business loans of $2.1 million. These loans were classified as current and accruing interest, with the exception of $1.2 million in commercial business loans which were classified as nonaccrual, yet current on contractual payments. These modifications were not classified as troubled debt restructurings (“TDRs”) pursuant to guidance in effect at the time of modification. At December 31, 2021 the Company had no TDRs.

FS Bancorp Q4 Earnings
January 27, 2022

Included in the carrying value of gross loans are net discounts on loans purchased in the Anchor Bank acquisition in November 2018 (“Anchor Acquisition”). The remaining net discount on loans acquired was $751,000, $868,000, and $1.5 million, on $84.3 million, $90.8 million, and $132.6 million of gross loans at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.

Operating Results

Net interest income increased $2.8 million, to $22.7 million for the three months ended December 31, 2021, from $19.9 million for the three months ended December 31, 2020. This comparable quarter over quarter increase was primarily the result of an improved mix of loans versus other interest-bearing assets and increased balances in higher yielding loans funded by lower cost deposits. Interest income increased $1.8 million, primarily due to an increase of $1.4 million in interest income on loans receivable, including fees, impacted primarily by loan growth and net deferred fees recognized upon SBA forgiveness of PPP loans. Interest expense decreased $966,000, primarily as a result of repricing deposit rates and a reduction in higher cost borrowings. For the three months ended December 31, 2021, the total recognition of net deferred fees on forgiven and amortizing PPP loans was $403,000. For the year ended December 31, 2021, net interest income increased by $12.5 million, to $86.6 million, from $74.1 million for the year ended December 31, 2020, in a similar manner as for the three-month comparison described above, with an increase in interest income of $7.5 million and a decrease in interest expense of $5.0 million. For the year ended December 31, 2021, the total recognition of net deferred fees on forgiven and amortizing PPP loans was $2.3 million.

NIM increased 21 basis points to 4.20% for the three months ended December 31, 2021, from 3.99% for the same period in the prior year, and increased 11 basis points to 4.13% for the year ended December 31, 2021, from 4.02% for the year ended December 31, 2020. The comparable quarter over quarter increase in NIM was impacted by an improved mix of interest-bearing assets, including a higher balance of higher yielding portfolio loans and investment securities and a significant decrease of interest-bearing cash balances, earning a nominal yield combined with declining deposit and borrowing costs. The increase in NIM between the year ended December 31, 2021, and 2020 primarily reflects the improved asset mix mentioned above and the reduction in deposit and borrowing costs.

The average total cost of funds, including noninterest-bearing checking, decreased 24 basis points to 0.43% for the three months ended December 31, 2021, from 0.67% for the three months ended December 31, 2020. This decrease was predominantly due to the decline in cost for market rate deposits and borrowings as well as a managed runoff of higher cost CD funding. The average total cost of funds, including noninterest-bearing checking, decreased 35 basis points to 0.51% for the year ended December 31, 2021, from 0.86% for the year ended December 31, 2020, also reflecting decreases in market interest rates over last year. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

There was a negative provision for loan losses of $1.0 million for the three months ended December 31, 2021, compared to $1.6 million provision for loan losses for the three months ended December 31, 2020. The provision for loan losses was $500,000 for the year ended December 31, 2021, compared to $13.0 million for the year ended December 31, 2020. The reduction of the provision for loan losses between both periods reflects improved economic factors on credit-deterioration related to the COVID-19 pandemic utilized to calculate the allowance for loan losses and also reflects loan-level improvements in “watch” classified loans that were downgraded based on the COVID-19 pandemic at December 31, 2021, compared to the same time last year. During the three months ended December 31, 2021, net charge-offs totaled $290,000, compared to $229,000 for the same period last year. The increase in net charge-offs was primarily due to increased consumer loan charge-offs. Net charge-offs totaled

FS Bancorp Q4 Earnings
January 27, 2022

$1.0 million during the year ended December 31, 2021, compared to $93,000 during the year ended December 31, 2020, due to the same reason mentioned above.

Noninterest income decreased $6.9 million, to $7.9 million, for the three months ended December 31, 2021, from $14.8 million for the three months ended December 31, 2020. The decrease during the period primarily reflects a $7.2 million decrease in gain on sale of loans due primarily to a reduction in the amount of originated and sold refinance loans, partially offset by a $516,000 increase in service charges and fee income primarily due to less amortization of mortgage servicing rights (“MSR”) and increased servicing fees from non-portfolio loans. Noninterest income decreased $17.8 million, to $37.5 million, for the year ended December 31, 2021, from $55.4 million for the year ended December 31, 2020. This decrease was the result of a $17.8 million decrease in gain on sale of loans and a $1.8 million decrease in other noninterest income due to the one- time sale of Class B Visa stock shares of $1.5 million last year, partially offset by a $2.0 million increase in service charges and fee income.

Noninterest expense increased $2.4 million, to $21.0 million for the three months ended December 31, 2021, from $18.6 million for the three months ended December 31, 2020. The increase in noninterest expense reflects a $2.5 million increase in salaries and benefits, primarily attributable to a reduction in recognized deferred costs on direct loan origination activities of $3.8 million and an increase in compensation of $1.2 million, partially offset by a decrease in incentives and commissions of $2.5 million. Noninterest expense increased $9.6 million, to $76.2 million for the year ended December 31, 2021, from $66.6 million for the year ended December 31, 2020. The increase during the year was primarily due to an increase of $11.6 million in salaries and benefits, mostly attributable to a reduction in recognized deferred costs on direct loan origination activities of $9.7 million and increases in compensation of $4.2 million and medical expenses of $2.0 million, partially offset by a decrease in incentives and commissions of $5.3 million. The primary offset to the increase in noninterest expense was due to the $4.0 million net change in the value of servicing rights resulting in a $2.1 million recovery of servicing rights, from a $2.0 million impairment recognized last year due to the low interest rate environment from the government’s response to the COVID-19 pandemic.

FS Bancorp Q4 Earnings
January 27, 2022

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 Bank branches, one headquarters office that produces loans and accepts deposits, and 11 loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q4 Earnings
January 27, 2022

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	December 31,	September 30,	December 31,	Quarter	Over Year
	2021	2021	2020	% Change	% Change
ASSETS
Cash and due from banks	$12,043	$11,426	$11,554	5	4
Interest-bearing deposits at other financial institutions	14,448	16,906	80,022	(15)	(82)
Total cash and cash equivalents	26,491	28,332	91,576	(6)	(71)
Certificates of deposit at other financial institutions	10,542	11,782	12,278	(11)	(14)
Securities available-for-sale, at fair value	271,359	268,802	178,018	1	52
Securities held-to-maturity	7,500	7,500	7,500	—	—
Loans held for sale, at fair value	125,810	118,106	166,448	7	(24)
Loans receivable, net	1,728,540	1,678,043	1,544,981	3	12
Accrued interest receivable	7,594	7,797	7,030	(3)	8
Premises and equipment, net	26,591	27,243	27,343	(2)	(3)
Operating lease right-of-use	4,557	4,875	4,949	(7)	(8)
Federal Home Loan Bank (“FHLB”) stock, at cost	4,778	4,871	7,439	(2)	(36)
Other real estate owned (“OREO”)	—	—	90	—	(100)
Deferred tax asset, net	—	303	—	(100)	—
Bank owned life insurance (“BOLI”), net	37,092	36,873	36,226	1	2
Servicing rights, held at the lower of cost or fair value	16,970	16,497	12,595	3	35
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	4,060	4,220	4,751	(4)	(15)
Other assets	12,195	11,138	9,705	9	26
TOTAL ASSETS	$2,286,391	$2,228,694	$2,113,241	3	8
LIABILITIES
Deposits:
Noninterest-bearing accounts	$459,522	$446,606	$362,853	3	27
Interest-bearing accounts	1,456,222	1,417,044	1,311,218	3	11
Total deposits	1,915,744	1,863,650	1,674,071	3	14
Borrowings	42,528	42,528	165,809	—	(74)
Subordinated notes:
Principal amount	50,000	50,000	10,000	—	400
Unamortized debt issuance costs	(606)	(623)	—	(3)	—
Total subordinated notes less unamortized debt issuance costs	49,394	49,377	10,000	—	394
Operating lease liability	4,792	5,097	5,176	(6)	(7)
Deferred tax liability, net	1,183	—	58	—	1,940
Other liabilities	25,243	27,589	28,120	(9)	(10)
Total liabilities	2,038,884	1,988,241	1,883,234	3	8
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 8,169,887 shares issued and outstanding at December 31, 2021, 8,208,045 at September 30, 2021, and 8,475,912 at December 31, 2020	82	82	85	—	(2)
Additional paid-in capital	67,958	68,481	81,275	(1)	(16)
Retained earnings	179,215	171,786	146,405	4	22
Accumulated other comprehensive income, net of tax	252	198	2,533	27	(90)
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	—	(94)	(291)	(100)	(100)
Total stockholders’ equity	247,507	240,453	230,007	3	8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,286,391	$2,228,694	$2,113,241	3	8

Share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

FS Bancorp Q4 Earnings
January 27, 2022

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	December 31,	September 30,	December 31,	Over Qtr	Over Year
	2021	2021	2020	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$23,199	$23,520	$21,758	(1)	7
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,587	1,487	1,189	7	33
Total interest and dividend income	24,786	25,007	22,947	(1)	8
INTEREST EXPENSE
Deposits	1,448	1,629	2,310	(11)	(37)
Borrowings	179	227	503	(21)	(64)
Subordinated notes	485	496	265	(2)	83
Total interest expense	2,112	2,352	3,078	(10)	(31)
NET INTEREST INCOME	22,674	22,655	19,869	—	14
(REVERSAL) PROVISION FOR LOAN LOSSES	(1,000)	—	1,601	—	(162)
NET INTEREST INCOME AFTER (REVERSAL) PROVISION FOR LOAN LOSSES	23,674	22,655	18,268	4	30
NONINTEREST INCOME
Service charges and fee income	1,323	1,073	807	23	64
Gain on sale of loans	6,121	6,885	13,350	(11)	(54)
Earnings on cash surrender value of BOLI	219	218	220	—	—
Other noninterest income	232	222	414	5	(44)
Total noninterest income	7,895	8,398	14,791	(6)	(47)
NONINTEREST EXPENSE
Salaries and benefits	13,390	12,790	10,903	5	23
Operations	3,031	2,628	2,686	15	13
Occupancy	1,300	1,227	1,244	6	5
Data processing	1,132	1,309	1,230	(14)	(8)
OREO expenses	—	—	2	—	NM
Loan costs	782	842	522	(7)	50
Professional and board fees	816	757	847	8	(4)
Federal Deposit Insurance Corporation (“FDIC”) insurance	145	120	255	21	(43)
Marketing and advertising	205	177	172	16	19
Amortization of core deposit intangible	160	177	177	(10)	(10)
(Recovery) impairment of servicing rights	(2)	(11)	570	(82)	(100)
Total noninterest expense	20,959	20,016	18,608	5	13
INCOME BEFORE PROVISION FOR INCOME TAXES	10,610	11,037	14,451	(4)	(27)
PROVISION FOR INCOME TAXES	1,961	2,706	3,087	(28)	(36)
NET INCOME	$8,649	$8,331	$11,364	4	(24)
Basic earnings per share	$1.04	$0.99	$1.33	5	(22)
Diluted earnings per share	$1.01	$0.97	$1.30	4	(22)

Share and per share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

FS Bancorp Q4 Earnings
January 27, 2022

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Year Ended		Year
	December 31,	December 31,	Over Year
	2021	2020	% Change
INTEREST INCOME
Loans receivable, including fees	$90,737	$84,128	8
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	5,637	4,709	20
Total interest and dividend income	96,374	88,837	8
INTEREST EXPENSE
Deposits	6,929	11,980	(42)
Borrowings	1,074	1,961	(45)
Subordinated note	1,722	776	122
Total interest expense	9,725	14,717	(34)
NET INTEREST INCOME	86,649	74,120	17
PROVISION FOR LOAN LOSSES	500	13,036	(96)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	86,149	61,084	41
NONINTEREST INCOME
Service charges and fee income	4,349	2,373	83
Gain on sale of loans	31,083	48,842	(36)
Gain on sale of investment securities	—	300	(100)
Earnings on cash surrender value of BOLI	866	870	—
Other noninterest income	1,215	2,974	(59)
Total noninterest income	37,513	55,359	(32)
NONINTEREST EXPENSE
Salaries and benefits	49,721	38,095	31
Operations	10,791	10,471	3
Occupancy	4,892	4,736	3
Data processing	4,951	4,388	13
Loss on sale of OREO	9	2	350
OREO expenses	—	4	(100)
Loan costs	2,795	2,066	35
Professional and board fees	3,181	2,797	14
FDIC insurance	636	829	(23)
Marketing and advertising	634	530	20
Amortization of core deposit intangible	691	706	(2)
(Recovery) impairment of servicing rights	(2,059)	1,969	(205)
Total noninterest expense	76,242	66,593	14
INCOME BEFORE PROVISION FOR INCOME TAXES	47,420	49,850	(5)
PROVISION FOR INCOME TAXES	10,008	10,586	(5)
NET INCOME	$37,412	$39,264	(5)
Basic earnings per share	$4.42	$4.57	(3)
Diluted earnings per share	$4.32	$4.49	(4)

Share and per share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

FS Bancorp Q4 Earnings
January 27, 2022

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	December 31,	September 30,	December 31,
	2021	2021	2020
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.54%	1.49%	2.18%
Return on equity (ratio of net income to average equity) (1)	14.07	13.82	20.48
Yield on average interest-earning assets (1)	4.59	4.67	4.61
Average total cost of funds (1)	0.43	0.48	0.67
Interest rate spread information – average during period	4.16	4.19	3.94
Net interest margin (1)	4.20	4.23	3.99
Operating expense to average total assets (1)	3.72	3.58	3.57
Average interest-earning assets to average interest-bearing liabilities	141.28	140.97	134.55
Efficiency ratio (2)	68.57	64.46	53.69

	At or For the Year Ended
	December 31,	December 31,
	2021	2020
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets)	1.71%	2.02%
Return on equity (ratio of net income to average equity)	15.74	18.74
Yield on average interest-earning assets	4.59	4.82
Average total cost of funds	0.51	0.86
Interest rate spread information – average during period	4.09	3.96
Net interest margin	4.13	4.02
Operating expense to average total assets	3.48	3.43
Average interest-earning assets to average interest-bearing liabilities	139.74	133.62
Efficiency ratio (2)	61.41	51.43

	December 31,	September 30,	December 31,
	2021	2021	2020
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.25%	0.27%	0.37%
Non-performing loans to total gross loans (4)	0.33	0.35	0.49
Allowance for loan losses to non-performing loans (4)	440.24	453.59	337.22
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.46	1.57	1.66

CAPITAL RATIOS, BANK ONLY:
Community Bank Leverage Ratio	12.16%	11.93%	10.86%

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	10.78%	10.57%	11.09%

FS Bancorp Q4 Earnings
January 27, 2022

	At or For the Three Months Ended
	December 31,		September 30,		December 31,
(Post stock split adjusted)	2021		2021		2020
PER COMMON SHARE DATA:
Basic earnings per share	$1.04		$0.99		$1.33
Diluted earnings per share	$1.01		$0.97		$1.30
Weighted average basic shares outstanding	8,186,775		8,240,218		8,433,236
Weighted average diluted shares outstanding	8,381,775		8,480,769		8,610,679
Common shares outstanding at end of period	8,048,215	(5)	8,073,412	(6)	8,313,886	(7)
Book value per share using common shares outstanding	$30.75		$29.78		$27.67
Tangible book value per share using common shares outstanding (8)	$29.96		$28.97		$26.82

Share and per share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

____________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 8,169,887 at December 31, 2021, less 121,672 unvested restricted stock shares.
(6)	Common shares were calculated using shares outstanding of 8,208,045 at September 30, 2021, less 121,672 unvested restricted stock shares, and 12,961 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 8,475,912 at December 31, 2020, less 110,184 unvested restricted stock shares, and 51,842 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,		QTR Over QTR	Year Over Year
Average Balances	2021	2020	2021	2020	$ Change	$ Change
Assets
Loans receivable, net of deferred loan fees (1)	$1,813,922	$1,694,942	$1,762,832	$1,576,975	$118,980	$185,857
Securities available-for-sale, at fair value	267,325	169,586	229,027	155,804	97,739	73,223
Securities held-to-maturity	7,500	7,250	7,500	2,441	250	5,059
Interest-bearing deposits and certificates of deposit at other financial institutions	48,621	100,625	93,435	100,783	(52,004)	(7,348)
FHLB stock, at cost	4,637	7,602	5,494	8,079	(2,965)	(2,585)
Total interest-earning assets	2,142,005	1,980,005	2,098,288	1,844,082	162,000	254,206
Noninterest-earning assets	92,622	91,595	90,925	95,966	1,027	(5,041)
Total assets	$2,234,627	$2,071,600	$2,189,213	$1,940,048	$163,027	$249,165
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,428,334	$1,286,725	$1,394,323	$1,222,395	$141,609	$171,928
Borrowings	38,429	174,899	63,128	147,836	(136,470)	(84,708)
Subordinated notes	49,384	9,919	44,160	9,899	39,465	34,261
Total interest-bearing liabilities	1,516,147	1,471,543	1,501,611	1,380,130	44,604	121,481
Noninterest-bearing accounts	444,371	347,798	421,319	323,086	96,573	98,233
Other noninterest-bearing liabilities	30,148	31,552	28,610	27,274	(1,404)	1,336
Stockholders’ equity	243,961	220,707	237,673	209,558	23,254	28,115
Total liabilities and stockholders’ equity	$2,234,627	$2,071,600	$2,189,213	$1,940,048	$163,027	$249,165

(1) Includes loans held for sale.

FS Bancorp Q4 Earnings
January 27, 2022

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied, and is not audited. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share amounts)	2021	2021	2020
Stockholders' equity	$247,507	$240,453	$230,007
Goodwill and core deposit intangible, net	(6,372)	(6,532)	(7,063)
Tangible common stockholders' equity	$241,135	$233,921	$222,944

Common shares outstanding at end of period	8,048,215	8,073,412	8,313,886

Common stockholders' equity (book value) per share (GAAP)	$30.75	$29.78	$27.67
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$29.96	$28.97	$26.82

Share and per share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com